For Release: Nov. 21, 2007
ResCap Commences Cash Tender Offer for $750 Million Aggregate Principal Amount of its Outstanding Debt Securities
MINNEAPOLIS — Residential Capital, LLC (ResCap) today announced that it has commenced a cash tender offer for its debt securities listed in the table below (the notes). ResCap is offering to purchase up to $750 million aggregate principal amount (the maximum tender amount) of the notes, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated Nov. 21, 2007 and the related Letter of Transmittal. The tender offer will expire at 12:00 midnight EST on Dec. 19, 2007, unless extended or earlier terminated by ResCap in its sole discretion (the expiration time).
The total consideration for each $1,000 principal amount of notes validly tendered and accepted for purchase pursuant to the tender offer will be the applicable total consideration in the table below (in each case, the total consideration). Subject to the terms and conditions of the tender offer, notes tendered will be accepted for purchase in a specified acceptance priority. The table below shows, among other things, the series of notes subject to the tender offer, the acceptance priority and the total consideration for each series of notes:

				Total
				Consideration
	Principal	Early	Acceptance	Per $1,000
	Amount	Tender	Priority	Principal
Security	Outstanding	Premium[1]	Level	Amount
Floating Rate Notes Due June 9, 2008	$1,250,000,000	$30	1	$830

Floating Rate Notes Due November 21, 2008[2]	$500,000,000	$30	2	$760

6.125% Notes Due November 21, 2008[2]	$750,000,000	$30	3	$760

Subordinated Floating Rate Notes Due April 17, 2009[2,3]	$1,000,000,000	$30	4	$500

1.	Per $1,000 principal amount of notes.
2.	Listed on the Luxembourg Stock Exchange.
3.	Notes are currently callable at par.
Holders must tender their notes prior to 5:00 p.m. EST on Dec. 5, 2007 (unless extended or earlier terminated, the early tender time), in order to be eligible to receive the total consideration, which includes an early tender premium of $30 per $1,000 principal amount of notes purchased. Holders that validly tender their notes after the early tender time but prior to the expiration time will be eligible to receive the total consideration less the early tender premium, which amount we refer to as the tender offer consideration. In addition, in each case, holders whose notes are accepted for purchase by ResCap, will also receive accrued and unpaid interest on such notes from the last interest payment date for the applicable series of notes to, but not including, the settlement date. The settlement date with respect to the notes is the date on which ResCap will pay the total consideration or tender offer consideration, as applicable, in respect of the notes accepted for purchase. The settlement date is expected to be the first New York City business day following the expiration time.
Subject to applicable law, ResCap may, with respect to any or all series of notes: (i) extend or otherwise amend the early tender time or the expiration time, or (ii) increase the maximum tender amount without extending the withdrawal deadline or otherwise reinstating withdrawal rights of holders. In the event of a termination of the tender offer with respect to any series of notes, all notes of such series tendered pursuant to the tender offer will be promptly returned to the tendering holders. ResCap will (subject to the terms and conditions of the tender offer) accept notes based on the acceptance priorities and will pro-rate the notes purchased as set forth in the Offer to Purchase. Except as set forth in the Offer to Purchase or as required by applicable law, notes tendered prior to 5:00 p.m. EST on Dec. 5, 2007 (the withdrawal deadline) may only be withdrawn in writing before the withdrawal deadline, and notes tendered after the withdrawal deadline but before the expiration time may not be withdrawn.
The tender offer is conditioned on the satisfaction of certain conditions. If any of the conditions are not satisfied or waived, ResCap is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, in each event, subject to applicable laws, and may terminate the tender offer.
Banc of America Securities LLC and Citi are the dealer managers for the tender offer. Global Bondholder Services Corporation is the information agent and depositary. Deutsche Bank Luxembourg S.A. is the Luxembourg tender agent for the tender offer. Persons with questions regarding the tender offer should contact the dealer managers: Banc of America Securities LLC toll-free at (866) 475-9886 or collect at (704) 386-3244 and Citi toll-free at (800) 558-3745 or collect at (212) 723-6106, or the information agent, toll-free at (866) 294-2200.
Net Worth Covenant Compliance
As previously reported, several of ResCap’s credit facilities contain a financial covenant requiring ResCap to maintain a minimum consolidated tangible net worth as of the end of each fiscal quarter. As of Sept. 30, 2007, the most restrictive provision requires ResCap to maintain a minimum consolidated tangible net worth of $5.4 billion. ResCap’s reported consolidated tangible net worth as of Sept. 30, 2007, was $6.2 billion.
The purchase of the notes in this tender offer at a discount and the retirement of the notes will increase ResCap’s income in the fourth quarter of 2007 and its consolidated tangible net worth as of the end of the year above the levels that would have occurred in the absence of acquiring notes pursuant to the tender offer.
Management of GMAC Financial Services (GMAC) currently intends to take steps, to the extent necessary, to cause ResCap to be in compliance with all of the consolidated tangible net worth covenants contained in its credit facilities as of Dec. 31, 2007, subject to approval of GMAC’s board of directors. Among the steps that GMAC’s management intends to recommend is, to the extent necessary, a capital contribution to ResCap. There can be no assurances, however, that GMAC’s board will authorize such a capital contribution or any other actions, or that such a capital contribution will actually be made.
During this tender offer, GMAC may purchase ResCap notes in open market transactions, other than those that are the subject of this tender offer. Thereafter, GMAC may contribute notes that it purchases to ResCap as part of any capital contribution. Following the tender offer, GMAC also may purchase ResCap notes, including those that are the subject of this tender offer and are outstanding following this tender offer, in open market purchase transactions or otherwise.
Strategic Initiatives
As previously reported, GMAC and ResCap continue to investigate strategic alternatives for a variety of reasons, including to improve ResCap’s liquidity and to adjust its business in light of current domestic and international market conditions. These strategic alternatives include potential acquisitions as well as dispositions, alliances, and joint ventures with a variety of third parties with respect to some or all of ResCap’s businesses. GMAC and ResCap are in various stages of discussions with respect to certain of these alternatives, including, in some cases, execution of confidentiality agreements, indications of interest and other exploratory activities such as preliminary due diligence and conceptual discussions. Recently, GMAC and ResCap also have engaged advisers to explore the sale of certain parts of ResCap’s operations. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction. Further, there can be no assurances that any of these strategic alternatives will occur, or that even if they do, they will achieve their anticipated benefits.
One substantial transaction currently under consideration includes GMAC’s recent submission of a second-round non-binding indication of interest to acquire a large non-U.S. mortgage lending institution. If it were successful in making such an acquisition, GMAC’s current intention would be to integrate ResCap’s local mortgage business with the acquired institution. Other interested parties are actively pursuing the same acquisition and there can be no assurance that GMAC will be successful in consummating a transaction for all or part of such institution.
Certain On-Balance Sheet Assets
ResCap actively manages risks associated with its balance sheet. As disclosed in ResCap’s Form 10-Q for the period ending Sept. 30, 2007, the balance sheet includes the consolidation of certain securitization trusts that primarily include mortgage loans held for investment and related collateralized borrowings. The investors in these securitization trusts have no recourse to ResCap’s other assets beyond the assets inside the securitization trusts. At Sept. 30, 2007, total assets, after allowance for loan losses, relating to on-balance sheet securitization trusts totaled $38.6 billion while the related total liabilities of the on-balance sheet securitization trusts were $37.9 billion. If every mortgage loan underlying these on-balance sheet securitizations were deemed to be completely uncollectable, ResCap would incur an economic loss of approximately $0.7 billion (or 2 percent of the total assets after allowance for loan losses). In addition, ResCap’s balance sheet includes unsecuritized mortgage loans in its held for investment portfolio. As of Sept. 30, 2007, this portfolio of unsecuritized mortgage loans was $21.7 billion, prior to the allowance for loan losses, of which approximately $4.1 billion consisted of nonprime mortgage loans.
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offer to buy the notes is only being made pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that ResCap is distributing to holders of notes. The tender offer is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of ResCap by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Residential Capital, LLC (http://www.rescapholdings.com) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. ResCap’s diversified businesses — GMAC-RFC, GMAC Mortgage, ditech.com, and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers and resort and timeshare developers. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC Financial Services.
Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com
Toni Simonetti
917-369-2360
toni.simonetti@gmacfs.com

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